EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-139951) and Forms S-8 (File Nos. 333-30280, 333-104127) of our report dated February 24, 2007, with respect to the consolidated financial statements of iParty Corp., included in the Annual Report (Form 10-K) for the year ended December 30, 2006.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 16, 2007